                                                                  Exhibit 10.63


                          AMENDED SECURITY AGREEMENT


  This Amended Security Agreement is dated as of December 2, 1997 between Texas Timberjack, Inc., a Texas corporation ("Pledgor"), and Harold Estes ("Secured Party") and amends that certain Security Agreement between the parties dated as of June 24, 1994.

  WHEREAS, Secured Party has sold to Polyphase Corporation ("Polyphase") all of the issued and outstanding capital stock of Pledgor and Polyphase gave its Ten Million and 00/100 Dollar ($10,000,000.00) promissory note (the "Note") as partial consideration for the purchase of such stock; and

  WHEREAS, the Note, as amended, has been modified, renewed and extended and is now evidenced by Polyphase's Fourteen Million Three Hundred Eighty Seven Thousand Six Hundred Seven and 28/100 Dollar ($14,387,607.00) promissory note (the "Renewal Note"); and

  WHEREAS, the Renewal Note contained a clerical error and should reflect a principal amount of Fourteen Million Three Hundred Forty One Thousand Two Hundred Fifty Six and No/100 ($14,341,256.00) (the $14.3 Million Note) and this note is given to correct the clerical error in the Renewal Note; and

  WHEREAS, as a subsidiary of Polyphase, which is a public company, Pledgor has been able and expects in the future to be able to obtain larger lines of credit at more attractive interest rates than previously available to it and to receive other direct benefits as a result of becoming a subsidiary of Polyphase; and

  WHEREAS, as an inducement to Secured Party to extend such credit to Polyphase, Pledgor has agreed to grant Secured Party a security interest in the property described in the Security Agreement and Pledgor acknowledges it will receive a direct benefit therefrom;

  NOW, THEREFORE, for and in consideration of the premises and mutual undertaking of the parties, and Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:



  1. The Security Agreement, as amended, continues to remain in full force and effect and secure all of the indebtedness, obligations and liabilities of Polyphase to Secured Party including, but not limited to, those under the Note and $14.3 Million Note, whether now existing or hereafter arising or arising under this Security Agreement or otherwise and all renewals and extensions thereof, and all interest accruing thereon, fees charged in connection therewith, expenses reimbursable as provided therein, and attorney's fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several, and whether now existing or hereafter arising and however acquired.

  2. Except as expressly provided herein, all other terms, covenants and conditions of the Security Agreement remain in full force and effect without modification or alteration.

  Executed as of the 2nd day of December 1997.


                                        SECURED PARTY:



                                        ------------------------------
                                                Harold Estes



                                        PLEDGOR:

                                        TEXAS TIMBERJACK, INC.



                                        By
                                           ---------------------------
                                        Title
                                              ------------------------